Exhibit 4.1

Execution Version

SEVENTEENTH SUPPLEMENTAL INDENTURE

SEVENTEENTH SUPPLEMENTAL INDENTURE (this “Seventeenth Supplemental Indenture”), dated as of May 21, 2019, between Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association (the “Trustee”).

WHEREAS, the Company, certain other parties thereto and the Trustee entered into an Indenture (the “Base Indenture”), dated as of April 15, 2013, pursuant to which the Company may issue Securities from time to time;

WHEREAS, the Company proposes to issue and establish a new series of Securities in accordance with Section 3.1 of the Base Indenture pursuant to this Seventeenth Supplemental Indenture (the Base Indenture, as supplemented and amended by this Seventeenth Supplemental Indenture, the “Indenture”); and

WHEREAS, all things necessary to make this Seventeenth Supplemental Indenture the legal, valid and binding obligation of the Company have been done.

NOW, THEREFORE, for and in consideration of the premises, it is mutually covenanted and agreed as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Capitalized terms used herein without definition shall have the respective meanings given them in the Base Indenture, provided that references to “this Indenture”, “herein”, “hereof” and “hereunder” and other words of a similar import in the Base Indenture shall be deemed to be a reference to the Base Indenture as supplemented and amended by this Seventeenth Supplemental Indenture. Any references to “Article” or “Section” herein shall be a reference to an article or section of this Seventeenth Supplemental Indenture unless expressly specified otherwise. For purposes of this Seventeenth Supplemental Indenture, the following terms shall have the meanings specified below, notwithstanding any contrary definition in the Base Indenture.

“€” or “euro” means the single currency introduced at the third stage of the European Monetary Union pursuant to the Treaty establishing the European Community, as amended.

“Below Investment Grade Rating Event” means the rating on the Notes (as hereinafter defined) is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any Rating Agency).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than the Company and its Subsidiaries; (2) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; or (4) the Company consolidates or merges with or into any entity, pursuant to a transaction in which any of the outstanding voting stock of the Company or such other entity is converted into or exchanged for cash, securities or other property (except when voting stock of the Company constitutes, or is converted into, or exchanged for, at least a majority of the voting stock of the surviving person). For the avoidance of doubt, consummation of the Merger shall be deemed not to constitute a Change of Control for purposes of this definition.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Clearstream” means Clearstream Banking, société anonyme or any successor securities clearing agency.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Common Depositary” means The Bank of New York Mellon, London Branch.

“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an Independent Investment Banker, a German government bond whose maturity is closest to the maturity of the Notes (assuming for this purpose that the Notes mature on the Par Call Date), or if such Independent Investment Banker in its discretion determines that such similar bond is not in issue, such other German government bond as such Independent Investment Banker may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.

“Comparable Government Bond Rate” means the price, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), at which the gross redemption yield on the Notes to be redeemed, if they were to be purchased at such price on the third Business Day prior to the date fixed for redemption, would be equal to the gross redemption yield on such Business Day of the Comparable Government Bond on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (London tine) on such Business Day as determined by an Independent Investment Banker.

“Depositary” means, with respect to the Notes, Euroclear and Clearstream, as applicable, or any successor entity thereto.

“Euroclear” means Euroclear Bank, SA/N.V. or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings, Inc. and any successor to its rating agency business.

“ICSDs” means, together, Clearstream and Euroclear.

“Independent Investment Banker” means each of Barclays Bank PLC, Citigroup Global Markets Limited, Goldman Sachs & Co. LLC and J.P. Morgan Securities plc (or their respective successors), or if each such firm is unwilling or unable to select the Comparable Government Bond, an independent investment banking institution of international standing appointed by the Company.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, respectively.

“Market Exchange Rate” means the noon buying rate in The City of New York for cable transfers of euro as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.

“Merger” means the merger contemplated by the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 17, 2019, by and among the Company, Wrangler Merger Sub, Inc. and Worldpay, Inc., as it may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Outside Date” has the meaning specified in Section 2.07(a).

“Rating Agencies” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the Notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, the Company shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(e)(2)(vi)(F) under the Exchange Act (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by the Company to pay rating agency fees to make a rating of the Notes shall not be a “reason outside of the control of the Company” for the purposes of the preceding sentence.

“Special Mandatory Redemption Date” has the meaning specified in Section 2.07(b).

“Special Mandatory Redemption Event” has the meaning specified in Section 2.07(a).

“Special Mandatory Redemption Notice Date” has the meaning specified in Section 2.07(b).

“Special Mandatory Redemption Price” has the meaning specified in Section 2.07(a).

“S&P” means Standard & Poor’s Global Ratings, a division of S&P Global Inc.

Section 1.02. The Base Indenture is hereby amended, solely with respect to the Notes, by amending the definitions of “Affiliate”, “Business Day,” “Credit Agreement”, “Credit Facilities”, “Eligible Cash Equivalents,” “Government Obligations” and “Guarantors” as they appear in Section 1.1 thereof to read as follows:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, directly or indirectly controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, Fidelity National Financial, Inc., Black Knight InfoServ, LLC (formerly known as Lender Processing Services, Inc.), and each of their respective subsidiaries, shall not be deemed to be Affiliates of the Company or any of its Subsidiaries solely due to overlapping officers or directors.

“Business Day” means any day, other than a Saturday or Sunday, (i) which is not a day on which banking institutions in The City of New York or London are authorized or required by law, regulation or executive order to close and (ii) on which the Trans-European Automated Real-Time Gross Settlement Express Transfer System (the TARGET2 system) or any successor thereto, is open.

“Credit Agreement” means the Seventh Amended and Restated Credit Agreement, dated as of September 21, 2018, among the Company, J.P. Morgan Chase Bank, N.A., as administrative agent, and various financial institutions and other persons from time to time party thereto, as amended, supplemented, or modified from time to time after the date thereof.

“Credit Facilities” means one or more credit facilities (including the Credit Agreement) with banks or other lenders providing for revolving loans or term loans or the issuance of letters of credit or bankers’ acceptances or the like.

“Eligible Cash Equivalents” means any of the following: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (ii) time deposits in and certificates of deposit of any Eligible Bank (or in any other financial institution to the extent the amount of such deposit is within the limits insured by the Federal Deposit Insurance Corporation), provided that such investments have a maturity date not more than two years after the date of acquisition and that the average life of all such investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above or clause (iv) below entered into with any Eligible Bank or securities dealers of recognized national standing; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement) and, at the time of acquisition, have a rating of at least “A-2” or “P-2” (or long-term ratings of at least “A3” or “A-”) from either S&P or Moody’s, or, with respect to municipal bonds, a rating of at least MIG 2 or VMIG 2 from Moody’s (or equivalent ratings by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such investments have a rating of at least A-2 or P-2 from either S&P or Moody’s and mature within 180 days after the date of acquisition (or such other maturities if not prohibited by the Credit Agreement); (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds (and shares of investment companies that are registered under the Investment Company Act of 1940) substantially all of the assets of which comprise investments of the types described in clauses (i) through (vi); (viii) United States dollars, or money in other currencies received in the ordinary course of business; (ix) asset-backed securities and corporate securities that are eligible for inclusion in money market funds; (x) fixed maturity securities which are rated BBB- and above by S&P or Baa3 and above by Moody’s; provided such investments will not be considered Eligible Cash Equivalents to the extent that the aggregate amount of investments by the Company and its Subsidiaries in fixed maturity securities which are rated BBB+, BBB or BBB- by S&P or Baa1, Baa2 or Baa3 by Moody’s exceeds 20% of the aggregate amount of their investments in fixed maturity securities; and (xi) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent advisable in connection with any business conducted by the Company or any Subsidiary, all as determined in good faith by the Company.

“Government Obligations” means securities denominated in euro that are (A) direct obligations of the Federal Republic of Germany or any country that is a member of the European Monetary Union whose long-term debt is rated “A-1” or higher by Moody’s or “A+” or higher by S&P or the equivalent rating category of another internationally recognized rating agency, the payments of which are supported by the full faith and credit of the German government or such other member of the European Monetary Union, or (B) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the Federal Republic of Germany or such other member of the European Monetary Union, the timely payments of which are unconditionally guaranteed as a full faith and credit obligation of the German government or such other member of the European Monetary Union.

“Guarantors” means, subject to Section 12.7, any Subsidiaries that become Guarantors pursuant to Section 9.9.

Section 1.03. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 9.9 to read as follows:

“Section 9.9. Guarantees. If this Section 9.9 is specified as applicable to the Securities of a series pursuant to Section 3.1, the Company will cause each of its wholly-owned Subsidiaries that is formed or otherwise incorporated in the United States or a state thereof or the District of Columbia that guarantees or becomes a co-obligor in respect of any Debt of the Company under the Credit Facilities after the initial issue date of the Securities of such series to enter into a supplemental indenture in the form of Exhibit A (which shall not be required to be signed by the other then-existing Guarantors) or as otherwise specified with respect to the Securities of such series pursuant to which such Subsidiary shall agree to guarantee the Securities of such series on the terms set forth in Article 12 hereof or on such other terms as are specified as applicable to such series pursuant to Section 3.1. Any such additional Guarantor shall be subject to release from such Guarantee under the circumstances set forth in Section 12.7 or as otherwise specified with respect to such Securities.”

Section 1.04. The Base Indenture is hereby amended, solely with respect to the Notes, by amending Section 12.7(2) thereof to read as follows:

“(2) at any time that such Guarantor is released from all of its obligations (other than contingent indemnification obligations that may survive such release) as a guarantor or co-obligor of all Debt of the Company under the Credit Facilities except a discharge by or as a result of payment under such guarantee;”.

Section 1.05. The Base Indenture is hereby amended, solely with respect to the Notes, by amending the first sentence of Section 10.3 thereof to read as follows:

“Unless otherwise specified as contemplated by Section 3.1, if fewer than all the Securities (including coupons, if any) of a series with the same terms are to be redeemed, the Trustee shall select, by lot, the Securities of the series to be redeemed; provided, that with respect to Securities issued in global form, beneficial interests therein shall be selected for redemption by the Depositary therefor in accordance with its standard procedures.”

Section 1.06. The Base Indenture is hereby amended, solely with respect to the Notes, by amending the first sentence of Section 10.4 thereof to read as follows:

“Unless otherwise specified as contemplated by Section 3.1, notice of redemption shall be given in the manner provided in Section 1.6 not more than 60 days nor less than 15 days prior to the Redemption Date to the Holders of the Securities to be redeemed.”

ARTICLE 2

THE NOTES

There is hereby established a new series of Securities with the following terms:

Section 2.01. Title; Nature. Pursuant to the terms hereof and Sections 2.1, 3.1 and 3.3 of the Base Indenture, the Company hereby creates a series of Securities designated as the “0.125% Senior Notes due 2021” (the “Notes”), which shall be deemed “Securities” for all purposes under the Base Indenture. The CUSIP Number of the Notes shall be 31620MBA3.

Section 2.02. Principal Amount. The limit upon the aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of other Notes pursuant to Sections 3.4, 3.5, 3.6, 8.6 or 10.7 of the Base Indenture or Section 2.08 of this Seventeenth Supplemental Indenture and except (i) for any Notes which, pursuant to Section 3.3 of the Base Indenture, are deemed never to have been authenticated and delivered thereunder and (ii) as provided in the last sentence of Section 3.1(c) of the Base Indenture) is €500,000,000. The Company may from time to time, without notice to, or the consent of, the Holders of the Notes increase the principal amount of the Notes, on the same terms and conditions (except for the issue date, the public offering price and, in some cases, the first interest payment date and the initial interest accrual date); provided that if any additional Notes are issued at a price that causes them to have “original issue discount” within the meaning of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, such additional Notes shall not have the same CUSIP Number as the original Notes. The Notes shall be initially issued on the date hereof and thereafter upon any reopening of the series of which the Notes are a part.

Section 2.03. Stated Maturity of Principal. The date on which the principal of the Notes is payable, unless the Notes are theretofore accelerated or redeemed or purchased pursuant to the Indenture, shall be May 21, 2021. The Notes shall bear no premium upon payment at Stated Maturity.

Section 2.04. Interest. The rate at which the Notes shall bear interest shall be 0.125% per annum. Interest shall be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the Notes (or from May 21, 2019, if no interest has been paid on the Notes) to, but excluding, the next scheduled interest payment date (such payment convention being referred to as the ACTUAL/ACTUAL (ICMA) (as defined in the rulebook of the International Capital Markets Association) day count convention) and shall be payable annually in arrears in accordance herewith and with the Indenture. Interest on the Notes shall accrue on the principal amount from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, the date hereof, in each case to, but excluding, the next Interest Payment Date or the date on which the principal of the Notes has been paid or made available for payment, as the case may be. The Interest Payment Date of the Notes shall be May 21 of each year. The initial Interest Payment Date shall be May 21, 2020. The Regular Record Date corresponding to any Interest Payment Date shall be the immediately preceding May 6 (whether or not a Business Day). Interest payable on the Notes on an Interest Payment Date shall be payable to the Persons in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date provided, however, that Defaulted Interest shall be payable as provided in the Base Indenture.

Section 2.05. Place of Payment. The Place of Payment where the principal of and premium, if any, and interest on the Notes shall be payable in London, England. The principal of, premium, if any, and interest on the Notes shall be payable in the Place of Payment at the designated office of the Paying Agent, which at the date hereof is located at One Canada Square, London E14 5AL, Attention: Corporate Trust Administration, or by electronic means. Notwithstanding the foregoing, principal, premium, if any, and interest payable on Notes in global form shall be made one Business Day prior to each Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as applicable, in immediately available funds to the Paying Agent for transmission to the ICSDs on such Interest Payment Date, Redemption Date, Stated Maturity or Maturity. If any of the Notes are no longer represented by global Securities, payment of interest on such Notes may, at the option of the Company, be made by the Company by check mailed directly to Holders at their registered addresses or by wire by the Paying Agent. Notwithstanding Section 1.12 of the Base Indenture, in any case where any Interest Payment Date, Redemption Date, Stated Maturity or Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Indenture or of any Note), payment of principal, premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be, to such next Business Day.

Section 2.06. Optional Redemption.

(a) The provisions of Article 10 of the Base Indenture shall be applicable to the Notes, subject to the provisions of this Section 2.06.

(b) The Company may, at its option, redeem the Notes, in whole or in part, at any time prior to April 21, 2021 (the date that is one month prior to the maturity date) (the “Par Call Date”) at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of (or the portion of the principal of) and interest on the Notes to be redeemed that would have been due if the Notes matured on the Par Call Date, not including accrued and unpaid interest, if any, to the Redemption Date, discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the sum of the Comparable Government Bond Rate plus 0.15%, plus, in each case, accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date). The Company shall give the Trustee written notice of the Redemption Price with respect to any redemption pursuant to this clause (2) promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation. On or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

(c) Notwithstanding the last sentence of Section 10.4 of the Base Indenture, notice of redemption of Notes to be redeemed shall be given by the Company or, at the Company’s request, by the Paying Agent in the name and at the expense of the Company. Any such notice shall be prepared by the Company.

(d) If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 14, 2019, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts pursuant to Section 2.17 with respect to the Notes, then the Company may at any time, at its option, redeem the Notes, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the Relevant Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

Section 2.07. Special Mandatory Redemption.

(a) If the Company does not consummate the Merger on or prior to June 17, 2020 (the “Outside Date”), or if, prior to the Outside Date, the Company notifies the Trustee in writing that the Merger Agreement is terminated or that in the Company’s reasonable judgment the Merger will not be consummated on or prior to the Outside Date (each, a “Special Mandatory Redemption Event”), the Company shall redeem the Notes in whole but not in part at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined below) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Special Mandatory Redemption Date), in accordance with the applicable provisions set forth herein and in Article 10 of the Base Indenture.

(b) Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 10 Business Days following such Special Mandatory Redemption Event) notify (such notice to include the Officers’ Certificate required by Section 10.2 of the Base Indenture) the Trustee in writing of such event, and the Trustee shall, no later than 5 Business Days following receipt of such notice from the Company, notify the Holders of Notes (such date of notification to the Holders, the “Special Mandatory Redemption Notice Date”) that all of the Notes outstanding will be redeemed on the 3rd Business Day following the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the Holders of Notes, in each case in accordance with the applicable provisions set forth herein and in Article 10 of the Base Indenture, the form of such notice to the Holders of the Notes to be included in such notice to the Trustee. At or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

Section 2.08. Right to Require Repurchase Upon a Change of Control Triggering Event.

(a) Upon the occurrence of any Change of Control Triggering Event, each Holder of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth herein (provided that with respect to the Notes submitted for repurchase in part, the remaining portion of such Notes is in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof) at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase (the “Change of Control Payment”).

(b) Within 30 days following any Change of Control Triggering Event, the Company shall mail or, with respect to Notes in global form, transmit in accordance with the applicable procedures of the ICSDs, a notice to Holders of Notes, with a written copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state:

(i) a description of the transaction or transactions that constitute the Change of Control Triggering Event;

(ii) that the Change of Control Offer is being made pursuant to this Section 2.08 and that all Notes validly tendered and not withdrawn will be accepted for payment;

(iii) the Change of Control Payment and the “Change of Control Payment Date,” which date shall be no earlier than 15 days and no later than 60 days from the date such notice is sent;

(iv) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Purchase Notice” attached hereto as Exhibit B completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(v) that Holders of the Notes will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his or her election to have the Notes purchased; and

(vi) if the notice is sent prior to the date of the consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall be required, to the extent lawful, to:

(i) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased.

The Paying Agent will promptly transmit to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or with respect to Global Notes otherwise make such payment in accordance with the applicable procedures of the ICSDs), and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each Holder of Notes properly tendered and not withdrawn a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of €100,000 or an integral multiple of €1,000 in excess thereof.

(d) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 2.08, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 2.08 by virtue of such conflicts.

(e) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer or (ii) prior to the occurrence of the related Change of Control Triggering Event, the Company has given written notice of a redemption to the Holders of the Notes as provided under Section 2.06 hereof unless the Company has failed to pay the Redemption Price on the Redemption Date.

Section 2.09. No Sinking Fund. There shall be no obligation of the Company to redeem or purchase the Notes pursuant to any sinking fund or analogous provisions, or except as set forth in Section 2.08 hereof, to repay any of the Notes prior to May 21, 2021 at the option of a Holder thereof. Article 11 of the Base Indenture shall not apply to the Notes.

Section 2.10. Guarantees. The Notes initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to the Notes.

Section 2.11. Denominations; Issuance in Euro. The Notes shall be issued in fully registered form as Registered Securities (and shall in no event be issuable in the form of Bearer Securities) in denominations of one hundred thousand euros (€100,000) or any amount in excess thereof which is an integral multiple of one thousand euros (€1,000). The Notes shall be denominated in euros. Principal, including any payments made upon any redemption or repurchase of the Notes, premium, if any, and interest payments in respect of the Notes will be payable in euros. If the euro is unavailable to the Company due to the imposition of exchange controls or other circumstances beyond the Company’s control or the euro is no longer used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions within the international banking community, then all payments in respect of the Notes will be made in Dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted to Dollars at the Market Exchange Rate as of the close of business on the second Business Day before the relevant payment date, or if such Market Exchange Rate is not then available, on the basis of the most recent Dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date, as determined by the Company in its sole discretion.

Any payment in respect of the Notes so made in Dollars will not constitute an Event of Default under the Indenture or the Notes. Neither the Trustee nor the Paying Agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling re-denominations

Section 2.12. Global Notes. The Notes shall initially be issued in global form. The Bank of New York Mellon, London Branch, shall be the initial Common Depositary for the Notes. The fourth to last paragraph of Section 3.3 of the Base Indenture shall not apply to the Notes. The Notes shall be transferred only in accordance with the provisions of Section 3.5 of the Base Indenture. With respect to the Notes, the first sentence of the seventh paragraph of Section 3.5 of the Base Indenture is hereby amended and restated to read as follows:

“A Security in global form will be exchangeable for certificated Securities of the same series in definitive form only if (i) the Depositary for the Global Securities of such series notifies the Company that it is unwilling or unable to continue as Depositary for the global Securities of such series or such Depositary ceases to be a clearing agency registered as such under the Securities Exchange Act of 1934, as amended, or any successor thereto if so required by applicable law or regulation and, in either case, a successor Depositary for such Securities shall not have been appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, as the case may be, or (ii) the Company, in its sole discretion and subject to the procedures of the Depositary, determines that such Securities in global form shall be exchangeable for certificated Securities and executes and delivers to the Trustee a Company Order to the effect that such global Securities shall be so exchangeable. In such event, the Company shall execute, and the Trustee, upon receipt of a Company Order for the authentication and delivery of certificated Securities of such series of like tenor and terms, shall authenticate and deliver, without charge, to each Person that is identified by or on behalf of the ICSDs as the beneficial holder thereof, Securities of such series of like tenor and terms in certificated form, in authorized denominations and in an aggregate principal amount equal to the principal amount of the Security or Securities of such series of like tenor and terms in global form in exchange for such Security or Securities in global form. Neither the Company nor the Trustee will be liable for any delay by an ICSD or any participant or indirect participant in an ICSD in identifying the beneficial owners of the related Notes and each of those Persons may conclusively rely on, and will be protected in relying on, instructions from the ICSD for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.”

Section 2.13. Form of Notes. The form of the global Security representing the Notes is attached hereto as Exhibit A.

Section 2.14. Defeasance. For purposes of the Notes, Section 2.08 of this Seventeenth Supplemental Indenture shall be considered an additional covenant specified pursuant to Section 3.1 of the Base Indenture for purposes of Section 4.5 of the Base Indenture.

Section 2.15. Events of Default. The Events of Default set forth in Sections 5.1 (1), (2), (3), (4), (5), (6) and (7) of the Base Indenture shall apply to the Notes. For the avoidance of doubt, the reference to redemption in Section 5.1 (2) of the Base Indenture includes the special mandatory redemption referred to in Section 2.07 hereof.

Section 2.16. Paying Agent. The Bank of New York Mellon, London Branch, shall be the initial Paying Agent for the Notes. The Company may subsequently appoint a different or additional Paying Agent for the Notes.

Section 2.17. Payment of Additional Amounts. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein (collectively, “Taxes”) unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company shall pay to each beneficial owner who is not a United States Person (as defined below) such additional amounts (“Additional Amounts”) on such Notes as are necessary in order that the net payment by the Company or the Paying Agent or a withholding agent of the principal of, and premium, if any, and interest on, such Notes, after such withholding or deduction (including any withholding or deduction on such Additional Amounts), will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(a) to any Taxes that would not have been imposed but for the beneficial owner, or a fiduciary, settlor, beneficiary, member or shareholder of the beneficial owner if the beneficial owner is an estate, trust, partnership or corporation, or a Person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(i) being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

(ii) having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of such Notes, the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

(iii) being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a foreign personal holding company that has accumulated earnings to avoid United States federal income tax;

(iv) being or having been a “10-percent shareholder’’ of the Company within the meaning of Section 871(h)(3) of the Code, or any successor provision; or;

(v) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(b) to any Holder that is not the sole beneficial owner of such Notes, or a portion of such Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of any Additional Amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(c) to any Taxes that would not have been imposed but for the failure of the Holder or beneficial owner to comply with any applicable certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of such Notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such Taxes;

(d) to any Tax that is imposed otherwise than by withholding by the Company or the Paying Agent from the payment;

(e) to any Tax required to be withheld by any Paying Agent from any payment of principal of or interest on the Notes, if such payment can be made without such withholding by at least one other Paying Agent in a Member State of the European Union;

(f) to any Taxes that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(g) to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar Taxes;

(h) to any Taxes that would not have been imposed but for the presentation by the Holder or beneficial owner of such Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(i) to any withholding or deduction that is imposed on a payment pursuant to Sections 1471 through 1474 of the Code and related Treasury regulations and pronouncements or any successor provisions thereto (that are substantially comparable and not materially more onerous to comply with) and any regulations or official law, agreement or interpretations thereof implementing an intergovernmental approach thereto; or

(j) in the case of any combination of items (a) through (i) above.

The Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to such Notes. Except as specifically provided in this Section 2.17, the Company shall not be required to make any payment for any taxes, duties, assessments or governmental charges of whatever nature imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision. Neither the Trustee nor the Paying Agent shall have any responsibility or liability for the determination, verification or calculation of any Additional Amounts. The Company shall give prompt notice to the Trustee upon becoming aware of its requirement to pay any Additional Amount.

As used in this Section 2.17 and in Section 2.06(d) hereof, the term “United States” means the United States of America (including the states and the District of Columbia and any political subdivision thereof), and the term “United States Person” means (a) any individual who is a citizen or resident of the United States; (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income tax regardless of source; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over administration of the trust and one or more other United States persons have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a domestic trust. Except as provided for in Section 2.11, any payments of Additional Amounts will be made in euros.

Whenever in the Indenture (including the Notes) there is referenced, in any context, the payment of amounts based on the payment of principal of, or premium, if any, or interest on, the Notes, or any other amount payable thereunder or with respect thereto, such reference will be deemed to include the payment of Additional Amounts as described under this Section 2.17 to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof. The Additional Amounts as defined above shall constitute “Additional Amounts” for purposes of the Base Indenture.

ARTICLE 3

MISCELLANEOUS

Section 3.01. Base Indenture; Effect of the Seventeenth Supplemental Indenture. The Base Indenture, as supplemented and amended hereby, is in all respects ratified and confirmed, and the terms and conditions thereof, as amended hereby, shall be and remain in full force and effect. The Base Indenture and the Seventeenth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

Section 3.02. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required or deemed to be included in this Seventeenth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required or deemed included provision shall control.

Section 3.03. Successors and Assigns. All covenants and agreements in this Seventeenth Supplemental Indenture by the Company or any Guarantor shall bind its successors and assigns, whether expressed or not.

Section 3.04. Separability Clause. In case any provision in this Seventeenth Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05. Benefits of Indenture. Nothing in this Seventeenth Supplemental Indenture, the Base Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Registrar, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture.

Section 3.06. Recitals. The recitals contained in this Seventeenth Supplemental Indenture shall be taken as the statements of the Company; and the Trustee shall have no liability or responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventeenth Supplemental Indenture.

Section 3.07. Governing Law. THIS SEVENTEENTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 3.08. Counterparts. This Seventeenth Supplemental Indenture may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Seventeenth Supplemental Indenture to be duly executed as of the date first written above.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:	/s/ Ginny Daughtrey
	Name:	Virginia Daughtrey
	Title:	Senior Vice President of Finance and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

Exhibit A

FORM OF NOTE CERTIFICATE

THIS SECURITY IS IN GLOBAL FORM WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF EUROCLEAR BANK, SA/NV (“EUROCLEAR”) OR CLEARSTREAM BANKING, S.A. (“CLEARSTREAM” AND TOGETHER WITH EUROCLEAR, EACH A “DEPOSITARY”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE BANK OF NEW YORK MELLON, LONDON BRANCH, AS COMMON DEPOSITARY FOR EUROCLEAR AND CLEARSTREAM (THE “COMMON DEPOSITARY”) (AND ANY PAYMENT HEREON IS MADE TO THE COMMON DEPOSITARY OR ITS NOMINEE OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE COMMON DEPOSITARY), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, THE COMMON DEPOSITARY OR ITS NOMINEE, HAS AN INTEREST HEREIN.

No. A-[ ]	Common Code: 184343665 ISIN: XS1843436657 CUSIP No. 31620MBA3

0.125% SENIOR NOTE DUE 2021

FIDELITY NATIONAL INFORMATION SERVICES, INC., a Georgia corporation, promises to pay to The Bank of New York Depositary (Nominees) Limited, as nominee for the Common Depositary on behalf of Euroclear or Clearstream, or its registered assigns, the principal sum of [ ] Euros (€[ ]) on May 21, 2021.

Interest Payment Dates: May 21, with the first Interest Payment Date to be May 21, 2020

Regular Record Date: May 6 (whether or not a Business Day)

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

By:
Name:
Title:

Certificate of Authentication

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee, certifies that this is one of the Securities of the series described in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Name:
	Title:	Authorized Signatory

Dated:

FIDELITY NATIONAL INFORMATION SERVICES, INC.

0.125% SENIOR NOTE DUE 2021

Capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture referred to below unless otherwise indicated. This Security is one of the series of Securities designated on the face hereof issued under the Indenture, unlimited in aggregate principal amount (the “Notes”).

1. INTEREST. Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), promises to pay interest on the principal amount of this Security at the rate of 0.125% per annum, payable annually in arrears on May 21 of each year (each, an “Interest Payment Date”), commencing on May 21, 2020 until the principal is paid or made available for payment. Interest on this Security will accrue from, and including, the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from, and including, May 21, 2019, in each case to, but excluding, the next Interest Payment Date or the date on which the principal hereof has been paid or made available for payment, as the case may be. The Regular Record Date corresponding to any Interest Payment Date shall be the immediately preceding May 6 (whether or not a Business Day). Interest shall be computed on the basis of an ACTUAL/ ACTUAL (ICMA) (as defined in the rulebook of the International Capital Market Association) day count convention.

2. METHOD OF PAYMENT. The Company shall pay interest on this global Security (except defaulted interest, if any, which shall be paid on such special payment date as may be fixed in accordance with the Indenture referred to below) to the Paying Agent one Business Day prior to each Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as applicable for transmission to the ICSDs on such applicable Interest Payment Date, Redemption Date, Stated Maturity or Maturity. A holder must surrender this Security to a Paying Agent to collect principal and premium payments. The Company shall pay principal, premium, if any, and interest in euros, subject to Section 2.11 of the Supplemental Indenture referred to below.

3. PAYING AGENT. Initially, The Bank of New York Mellon, London Branch, shall act as Paying Agent. The Company may change or appoint any Paying Agent without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent.

4. INDENTURE. The Company issued this Security under the Indenture (the “Base Indenture”), dated as of April 15, 2013, among Fidelity National Information Services, Inc., certain other parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, as amended by the Seventeenth Supplemental Indenture (the “Seventeenth Supplemental Indenture”), dated as of May 21, 2019, between the Company and said Trustee (the Base Indenture, as amended by the Seventeenth Supplemental Indenture, the “Indenture”). The terms of this Security were established pursuant to the Seventeenth Supplemental Indenture. The terms of this Security include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (“TIA”). This Security is subject to all such terms, and Holders are referred to the Indenture and the TIA. The Company will provide a copy of the Indenture, without charge, upon written request to the Company sent to 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Corporate Secretary.

5. PAYMENT OF ADDITIONAL AMOUNTS; TAX REDEMPTION. All payments in respect of the Notes shall be made by or on behalf of the Company without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature, imposed or levied by the United States or any taxing authority thereof or therein unless such withholding or deduction is required by law. If such withholding or deduction is required by law, the Company shall pay to each beneficial owner who is not a United States Person (as defined below) such additional amounts (“Additional Amounts”) on such Notes as are necessary in order that the net payment by the Company or the Paying Agent of the principal of, and premium, if any, and interest on, such Notes, after such withholding or deduction (including any withholding or deduction on such Additional Amounts), will not be less than the amount provided in such Notes to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply to the extent provided for in Section 2.11 of the Seventeenth Supplemental Indenture. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States or any taxing authority thereof or therein or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after May 14, 2019, the Company becomes or, based upon a written opinion of independent tax counsel of recognized standing selected by the Company, will become obligated to pay Additional Amounts with respect to the Notes, then the Company may at any time, at its option, redeem the Notes, in whole, but not in part, at a Redemption Price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the Relevant Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

6. OPTIONAL REDEMPTION. The Company may, at its option, redeem the Notes, in whole or in part, at any time prior to the Par Call Date, at a Redemption Price equal to the greater of (i) 100% of the aggregate principal amount of any Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal of (or the portion of the principal of) and interest on the Notes to be redeemed that would have been due if the Notes matured on the Par Call Date, not including accrued and unpaid interest, if any, to the Redemption Date, discounted to the Redemption Date on an annual basis (ACTUAL/ACTUAL (ICMA)) at a rate equal to the sum of the Comparable Government Bond Rate plus 0.15%, plus, in each case, accrued and unpaid interest, if any, on the Notes being redeemed to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date). On or after the Par Call Date, the Company may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 100% of the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest, if any, on the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Redemption Date).

7. SPECIAL MANDATORY REDEMPTION.

(a) If the Company does not consummate the Merger on or prior to June 17, 2020 (the “Outside Date”), or if, prior to the Outside Date, the Company notifies the Trustee in writing that the Merger Agreement is terminated or that in the Company’s reasonable judgment the Merger will not be consummated on or prior to the Outside Date (each, a “Special Mandatory Redemption Event”), the Company shall redeem the Notes in whole but not in part at a special mandatory redemption price (the “Special Mandatory Redemption Price”) equal to 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date (as defined below) (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on any Interest Payment Date that is on or prior to the Special Mandatory Redemption Date), in accordance with the applicable provisions set forth herein and in Article 10 of the Base Indenture.

(b) Upon the occurrence of a Special Mandatory Redemption Event, the Company shall promptly (but in no event later than 10 Business Days following such Special Mandatory Redemption Event) notify (such notice to include the Officers’ Certificate required by Section 10.2 of the Base Indenture) the Trustee in writing of such event, and the Trustee shall, no later than 5 Business Days following receipt of such notice from the Company, notify the Holders of Notes (such date of notification to the Holders, the “Special Mandatory Redemption Notice Date”) that all of the Notes outstanding will be redeemed on the 3rd Business Day following the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”) automatically and without any further action by the Holders of Notes, in each case in accordance with the applicable provisions set forth herein and in Article 10 of the Base Indenture, the form of such notice to the Holders of the Notes to be included in such notice to the Trustee. At or prior to 12:00 p.m., New York City time, on the Business Day immediately preceding the Special Mandatory Redemption Date, the Company shall deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for the Notes. If such deposit is made as provided above, the Notes will cease to bear interest on and after the Special Mandatory Redemption Date.

8. CHANGE OF CONTROL TRIGGERING EVENT. In the event of a Change of Control Triggering Event, the Holders of Notes shall have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of purchase pursuant to the provisions of Section 2.08 of the Seventeenth Supplemental Indenture, subject to compliance with the procedures specified pursuant to the Seventeenth Supplemental Indenture.

9. LEGAL HOLIDAYS. In any case where any Interest Payment Date, Redemption Date, Stated Maturity or Maturity of this Security shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of this Security), payment of principal, premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date; provided that no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date, Redemption Date, Stated Maturity or Maturity, as the case may be.

10. UNCLAIMED MONEY. Subject to the terms of the Indenture, if money for the payment of principal, premium, if any, or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request, and thereafter Holders entitled to the money shall, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, shall thereupon cease.

11. AMENDMENT, SUPPLEMENT. Subject to certain exceptions, the Indenture or this Security may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Securities of each series affected by the amendment. Without the consent of any Holder, the Company, the Guarantors, if any, and the Trustee may amend or supplement the Indenture or this Security to, among other things, cure certain ambiguities or correct certain mistakes or to create another series of Securities and establish its terms.

12. DEFAULTS AND REMEDIES. The Events of Default set forth in Sections 5.1(1), (2), (3), (4), (5), (6) and (7) of the Base Indenture apply to this Security.

If an Event of Default, other than an Event of Default described in Section 5.1(5) or (6) of the Base Indenture, with respect to the Outstanding Securities of the same series as this Security occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Company (and, if given by the Holders, to the Trustee), may declare the principal of and accrued and unpaid interest, if any, on the aggregate principal amount of all Outstanding Securities of the same series as this Security to be due and payable, and upon any such declaration, such principal and interest, if any, shall be immediately due and payable; provided that, after such a declaration of acceleration with respect to this Security has been made, the Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may rescind and annul such declaration and its consequences as provided, and subject to satisfaction of the conditions set forth, in the Indenture. If an Event of Default specified in Section 5.1(5) or Section 5.1(6) of the Base Indenture occurs with respect to the Securities of the same series as this Security, the principal of and accrued and unpaid interest, if any, on all the Outstanding Securities of that series shall automatically become immediately due and payable without any declaration or act by the Trustee, the Holders of the Securities or any other party.

The Holders of a majority in aggregate principal amount of all Outstanding Securities of the same series as this Security, by written notice to the Trustee, may waive, on behalf of all Holders of such Securities, any past Default or Event of Default with respect to such securities and its consequences except (a) a Default or Event of Default in the payment of the principal of, or interest on, any such Security or (b) a Default or Event of Default in respect of a covenant or provision of the Indenture which, pursuant to the Indenture, cannot be amended or modified without the consent of each Holder of each affected Outstanding Security of the same series as this Security. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured.

13. AMOUNT UNLIMITED. The aggregate principal amount of Securities which may be authenticated and delivered under the Indenture is unlimited. The Securities may be issued from time to time in one or more series. The Company may from time to time, without the consent of the Holders of this Security, issue additional Securities of the series of which this Security is a part on substantially the same terms and conditions as those of this Security.

14. TRUSTEE DEALINGS WITH COMPANY. Subject to the TIA, The Bank of New York Mellon Trust Company, N.A., as Trustee under the Indenture, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company, the Guarantors, if any, or their respective affiliates, and may otherwise deal with the Company, the Guarantors, if any, or their respective affiliates, as if it were not Trustee.

15. NO RECOURSE AGAINST OTHERS. No director, officer, employee, stockholder, member, general or limited partner of the Company or any Guarantor as such or in such capacity shall have any personal liability for any obligations of the Company or any Guarantor under this Security, any guarantee or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder, by accepting this Security, waives and releases all such liability. Such waiver and release are part of the consideration for the issue of this Security.

16. DISCHARGE OF INDENTURE. The Indenture contains certain provisions pertaining to discharge and defeasance.

17. GUARANTEES. This Security initially will not be guaranteed by any Subsidiary. Section 9.9 and Article 12 of the Indenture shall apply to this Security.

18. AUTHENTICATION. This Security shall not be valid until the Trustee signs the certificate of authentication on the other side of this Security.

19. GOVERNING LAW. THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

20. ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

21. PERSONS DEEMED OWNERS. Subject to Section 3.8 of the Base Indenture, the registered Holder or Holders of this Security shall be treated as owners of it for all purposes.

[Remainder of Page Intentionally Left Blank]

ASSIGNMENT FORM

If you, as Holder of this Security, want to assign this Security, fill in the form below: I or we assign and transfer this Security to:

——————————————————

(Insert assignee’s social security or tax ID number)

(Print or type assignee’s name, address, and zip code)

and irrevocably appoint:

as agent to transfer this Security on the books of the Company. The agent may substitute another to act for him/her.

Date:
Your signature:
(Your signature must correspond with the name as it appears upon the face of this Security in every particular without alteration or enlargement or any change whatsoever and be guaranteed by a guarantor institution participating in the Securities Transfer Agents Medallion Program or in such other guarantee program acceptable to the Trustee)
Signature
Guarantee: _____________________

[FORM OF NOTATION OF GUARANTEE, if applicable]

Each of the undersigned (collectively, the “Guarantors”) have guaranteed, jointly and severally, absolutely, unconditionally and irrevocably (such guarantee by each Guarantor being referred to herein as the “Guarantee”) (i) the due and punctual payment of the principal of (and premium, if any) and interest on the 0.125% Senior Notes due 2021 (the “Notes”) issued by Fidelity National Information Services, Inc., a Georgia corporation (the “Company”), whether at Stated Maturity, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of any automatic stay provision of any Bankruptcy Law), the due and punctual payment of interest on the overdue principal and interest, if any, on the Notes, to the extent lawful, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms set forth in Article 12 of the Indenture and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 12.3 of the Base Indenture.

No director, officer, employee, stockholder, general or limited partner or incorporator, past, present or future, of the Guarantors, as such or in such capacity, shall have any personal liability for any obligations of the Guarantors under the Guarantees by reason of his, her or its status as such director, officer, employee, stockholder, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Guarantees.

Each Holder of a Note by accepting a Note agrees that any Guarantor named below shall have no further liability with respect to its Guarantee if such Guarantor otherwise ceases to be liable in respect of its Guarantee in accordance with the terms of the Indenture.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Notes.

The Guarantee shall not be valid or obligatory for any purpose until the certificate of authentication on the Notes upon which the Guarantee is noted shall have been executed by the Trustee under the Indenture by the manual signature of one of its authorized signatories.

[The Remainder of This Page Intentionally Left Blank; Signature Pages Follow]

Guarantors:

[•], as Guarantors

By:
Name:
Title:

Exhibit B

PURCHASE NOTICE

(1) Pursuant to Section 2.08 of the Seventeenth Supplemental Indenture, the undersigned hereby elects to have its Note repurchased by the Company.

(2) The undersigned hereby directs the Trustee or the Company to pay it or an amount in cash equal to 101% of the aggregate principal amount to be repurchased (as set forth below), plus interest accrued to, but excluding, the Change of Control Payment Date, as applicable, as provided in the Seventeenth Supplemental Indenture.

Dated:

Signature(s)

Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

Signature Guaranteed

Social Security or other Taxpayer Identification Number of recipient of Change of Control Payment

Principal amount to be repurchased:

Remaining aggregate principal amount following such repurchase (at least €100,000 or an integral multiple of €1,000 in excess thereof):

NOTICE: The signature to the foregoing election must correspond to the name as written upon the face of the related Note in every particular, without alteration or any change whatsoever.

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